EXHIBIT 10.2

[STRESSGEN LETTERHEAD]

April 12, 2005

Dan Korpolinski

c/o Stressgen Biotechnologies Inc.

6055 Lusk Boulevard

San Diego, CA  92121

Dear Dan:

Re:                             Termination of Employment with Stressgen Biotechnologies Inc. and Stressgen Biotechnologies Corporation

Further to our previous discussions, we write to confirm that the Board of Directors of Stressgen Biotechnologies Corporation has decided to terminate your employment as President and Chief Executive Officer with Stressgen Biotechnologies Inc. and Stressgen Biotechnologies Corporation (collectively, “Stressgen”) without just cause effective April 14, 2005, in accordance with the terms of your employment agreement dated September 1, 2004 (“Employment Agreement”).

However, in exchange for you agreeing to the terms and conditions set out below, in addition to the contractual obligations set out in the Employment Agreement, Stressgen is prepared to offer you the following:

1.               In lieu of the salary continuance provided for in paragraph 4.2 of the Employment Agreement, in addition to our paying you up to your last day of work, Stressgen shall pay you a lump sum of US$672,400.00 (“Severance Amount”), less all appropriate statutory deductions.  Payment of this amount shall be made seven (7) days following the execution of the Confidential General Release of All Claims attached as Schedule “B” to this letter.  On your instructions, Stressgen is prepared, to the extent it is permitted by law to do so, pay a portion of the Settlement Amount into your 401K account.

2.               Stressgen shall pay you the sum of US$48,817.00, representing your accrued but unused vacation pay.

3.               In addition to the Severance Amount, Stressgen shall also pay you a further sum of US$9,900.00, less appropriate statutory deductions, representing reimbursement of any supplemental life insurance premiums you potentially would have incurred during the 18 month severance period, as contemplated in section 4.2 of the Employment Agreement.

4.               Stressgen agrees to pay the premiums required to continue your medical, dental and vision coverage for an 18 month period commencing April 14, 2005, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) provided that you elect to continue and remain eligible for these benefits under COBRA, and you do not obtain health coverage through another employer during this period.

5.               Stressgen will allow you to continue to reside in its corporate condominium in San Diego, California until the current lease for that condominium expires in August 2005.  In the event that you decide to continue residing at that location following the expiration of the current lease, you will be required to enter into a new lease agreement with the landlord and will be personally responsible for all costs associated with leasing that condominium.

In exchange for the consideration set out above, Stressgen requires the following:

1.               You agree to provide consulting services to Stressgen, in accordance with the terms and conditions set out in the Consulting Services Agreement attached as Schedule “A” to this letter.

2.               You confirm that you remain bound by the obligations set out in sections 7, 8, 9, 10 and 11 of the Employment Agreement and acknowledge that those terms and conditions survive the termination of your employment with Stressgen.

3.               You agree to cancel all stock options granted to you, including those set out below:

Date	Number of Options Granted	Exercise Price
3/31/2000	1,000,000	CDN $6.20
01/11/2002	100,000	CDN $5.21
02/05/2003	150,000	CDN $1.63

4.               You shall execute a Confidential General Release of All Claims you may have against Stressgen in the form attached as Schedule “B” to this letter.

Please consider these additional terms set out herein carefully and take whatever legal advice you require.

We would like to take this opportunity to thank you for the contributions you have made to Stressgen, and wish you the best in your future endeavours.

Yours very truly,

Ian Lennox
Chairman of the Board
Stressgen Biotechnologies Corporation

Acknowledged and agreed to this            day of April, 2005.

Dan Korpolinski